                               SUBLEASE AGREEMENT

         This SUBLEASE AGREEMENT (this "Sublease") is made on August 11, 1997, between AlliedSignal Inc., a Delaware corporation ("Lessor"), and EFTC Corporation, a Colorado corporation ("Lessee"), with reference to the following facts:

         A. Lessor has entered into that certain Purchase and Sale Agreement attached hereto and incorporated herein as Exhibit A (the "Master Lease") with Aero Toy Store, Inc., a Florida corporation (the "Original Master Lessor"), dated September 30, 1996 which provides for the lease by Lessor of Building #1 located at 2100 Northwest 62 Street, Ft. Lauderdale, Florida (the "Building").

         B. The Master Lease has been amended by that certain Amendment to Purchase and Sale Agreement dated December 12, 1996, that certain Second Amendment to Purchase and Sale Agreement dated December 23, 1996, and assigned by that certain Assignment of Purchase and Sale Agreement dated September 30, 1996 which assigned the Original Master Lessor's obligations to Free Trade, Ltd. (the "Master Lessor")

         C. Lessee is acquiring from AlliedSignal Avionics, Inc. ("ASA") certain assets of the business of manufacturing electronic assemblies for use in aerospace applications formerly operated by ASA, such acquisition to be effected pursuant to that certain Master Agreement Regarding Asset Purchase and Related Transactions dated July 15, 1997 (the "Master Agreement"), between AlliedSignal Inc., a Delaware corporation, operating through its Aerospace Equipment Systems Business Unit, ASA and Lessee.

         D. In connection with the transactions under the Master Agreement Lessee desires to sublease from Lessor a certain portion of the Building for the purpose of conducting Lessee's business together with rights in common to the "common areas" of the Building.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Leased Premises. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor, as more specifically described on Exhibit B, attached hereto and incorporated herein by this reference: (i) certain portions of the Building; (ii) certain waste storage facilities; and (iii) a waste water treatment facility (collectively, the "Premises"). The Premises shall not include waste storage facility C as shown on Exhibit B. In addition to the use of the Premises, Lessee shall have the use of certain common areas and facilities under the control of Lessee as described on Exhibit B (the "Lessee Controlled Area") and of the common areas and facilities under the control of

Lessor as described on Exhibit B. Each party shall permit the other to have access to the common areas under its control. Lessee takes the Premises in its presently existing "as is" condition except as set forth in Sections 10 and 19. Lessee shall be prohibited from using or occupying any premises other than those designated in this Sublease as the Premises except as otherwise set forth herein.

2. Shared Tenancy. Notwithstanding anything to the contrary in this Sublease, Lessor shall have the right for a period of up to one hundred and twenty (120) days after the commencement of the term, to occupy and use certain portions of the Premises for its business operations as it may determine from time to time; provided that such occupancy and use by Lessor shall not interfere with Lessee's use of the Premises or the Lessee Controlled Area in any material respect except in the case of emergency and as provided in Section 19.4.

3. Master Lease. This Sublease is subject to the provisions of the Master Lease covering the Building. The covenants, agreements, terms, provisions and conditions of the Master Lease insofar as they relate to the Building and, insofar as they are not inconsistent with the terms of this Sublease, are made a part of and incorporated into this Sublease as if recited herein in full, with references therein to Purchaser and Seller thereunder shall be deemed to refer to the Lessor and the Lessee, respectively. As between the Lessor and the Lessee only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control with respect to the relations between the Lessor and the Lessee. As between the Lessor and the Master Lessor only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of the Master Lease shall control with respect to the relations between the Master Lessor and the Lessor. Lessee and this Sublease shall be subject in all respects to the terms of, and the rights of the Master Lessor under, the Master Lease. Lessee and this Sublease shall also be entitled to all rights and benefits conferred by the Master Landlord with respect to the Premises pursuant to the Master Lease.

4.       Rights of Lessee Under the Master Lease.

         4.1 No Greater Rights. Lessee shall have no greater rights to the use and occupancy of the Building than Lessor has under Lessor's Master Lease. Lessor hereby represents and warrants to Lessee that the uses of the Premises and the Lessee Controlled Area described in Section 7.4 are within the rights to use and occupy the Building conferred upon Lessor pursuant to the terms of the Master Lease. As provided in Section 6, the term of this Sublease shall not extend beyond the term of the Master Lease.

         4.2 No Transfer of Title. Lessee agrees and acknowledges that this Sublease shall not constitute a transfer of title to the Premises or the Lessee Controlled Area.



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
5. Master Lessor's Performance Under Master Lease; Performance of Sublease. Notwithstanding anything to the contrary contained in this Sublease, Lessee agrees that performance by Lessor of its obligations hereunder are conditioned upon due performance by the Master Lessor of its corresponding obligations under the Master Lease and Lessor shall not be liable to Lessee for any default of the Master Lessor under the Master Lease. Lessor shall take all actions necessary to perform Lessor's obligations under the Master Lease and shall cooperate with Lessee as necessary or advisable from time to time to cause the Master Lessor to perform its obligations under the Master Lease. Lessee shall not have any claim against Lessor by reason of the Master Lessor's failure or refusal to comply with any of the provisions of the Master Lease unless such failure or refusal is a direct result of Lessor's act or failure to act. This Sublease shall remain in full force and effect notwithstanding the Master Lessor's failure or refusal to comply with any such provisions of the Master Lease and Lessee shall pay the base rent and additional rent and all other charges provided for herein without any abatement, deduction or setoff whatsoever, unless Lessor shall be entitled to any such abatement, deduction or setoff, in which case Lessor shall reduce the obligations of Lessee hereunder by (or pay over to Lessee, if appropriate), Lessee's pro rata share of such abatement deduction or setoff based on the proration amount. Lessee covenants and warrants that it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Master Lease, except as modified herein. Furthermore, Lessee and Lessor will not take any action or do or perform any act or fail to perform any act which would result in the failure or breach of any of the covenants, agreements, terms, provisions or conditions of the Master Lease on the part of the Lessor thereunder. Lessor will take all actions necessary to preserve the Master Lease in full force and effect and will not amend or permit any modification to the terms of the Master Lease that directly affects Lessee's use or occupancy of the Premises without Lessee's prior written consent, which shall not be unreasonably withheld or delayed. Lessor will not voluntarily terminate or agree to the early termination of the Master Lease.

6. Sublease Term. The term of this Sublease shall commence on the Avionics Closing (as defined in the Master Agreement) and shall expire on December 31, 1999 unless terminated earlier pursuant to the terms hereof. On or before the expiration date (on or before December 31, 1998 and, if applicable, each December 31 thereafter), the parties shall inform each other whether they desire to extend the term of this Sublease for an additional year. Any such extension shall be made upon the mutual agreement of the parties in writing and shall be subject to the terms of the Master Lease. Any provision of this Sublease to the contrary notwithstanding, the term of this Sublease shall not exceed the term of the Master Lease as the same may be extended from time to time.





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
7.       Rent.

         7.1 General Provisions. It is the intention of the parties that this Sublease be a "pass through" of Lessor's obligation to pay rent under the Master Lease. Therefore, Lessee agrees to pay Lessor as monthly rental for the Premises a sum equal to Lessor's rental obligations under the Master Lease, as it may change from time to time, multiplied by the Proration Amount. The "Proration Amount" shall be the ratio of (i) the sum of Lessee square footage (specified in Exhibit B as Lessee first floor and Lessee trailer) plus one half of all common areas to (ii) the total square footage of the Building (specified in Exhibit B as total rentable square footage). Rent shall be payable each and every calendar month during the term hereof in advance on the first business day of such month. The monthly rent for the period through December 31, 1997 shall be as specified in Exhibit D. Subject to Section 16, for each year subsequent to 1997, the rent shall be adjusted effective as of January 1 of such year based upon the actual expenses for the twelve months ended on the immediately preceding November 30 and the allocation basis specified on Exhibit
D. If the term commences on a day other than the first day of a calendar month, rent for the first month shall be prorated based on the portion of the calendar month remaining.

         7.2 Late Payments. Should Lessee not tender payment of any rent within ten (10) business days of the due date for the applicable month, an administrative charge shall be assessed such month, without prejudice to any other remedies of Master Lessor, in an amount of five cents ($0.05) for each dollar ($1.00) overdue for the purpose of defraying the expense incident to handling such delinquent payment.

         7.3 Use. Lessee shall use the Building solely for the manufacture of electronic assemblies and other related operations and not for any other purpose without the prior written consent of Lessor. Lessee shall not do or permit anything to be done in or about the Premises which will in any way unreasonably obstruct or interfere with the right of other occupants of the Premises or the Building, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral or unlawful purpose. Lessee shall not commit or suffer to be committed any waste in or upon the Premises. Lessee shall keep the Premises free and clear of any and all liens and encumbrances created by Lessee. Lessee shall remove any such lien or encumbrance within twenty (20) business days after notice by Lessor and, if Lessee shall fail to do so, Lessor may pay the amount necessary to remove such lien or encumbrance without being responsible for investigating the validity thereof. Neither Lessor nor Lessee shall do anything on the Premises which will conflict in any material way with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated that is applicable to the use or occupancy of the Premises or the operation of the Lessee's business in the Premises.





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
8. Defaults and Remedies. Any of the following occurrences shall constitute a material default by Lessee, if such occurrence shall continue for the period specified below:

         8.1 If Lessee fails to make any payment of rent, or any other payment required to be made by Lessee hereunder, as and when due and such failure continues for a period of ten (10) days after written notice thereof from Lessor to Lessee;

         8.2 If Lessee fails to observe or perform in any material respect any of the provisions of this Sublease or any applicable provisions of the Master Lease and such failure continues for a period of thirty (30) days after written notice thereof from Lessor to Lessee; and

         8.3 If Lessee abandons the Premises for a period of not less than thirty (30) days.

         If Lessee defaults under this Sublease, (i) Lessor may terminate this Sublease, (ii) Lessor may recover, in addition to any rent and other charges already due and payable, all rent for the entire unexpired balance of the stated term of this Sublease (subject to Lessor's duty to take commercially reasonable steps to mitigate damages) and all costs incurred by Lessor to recover such sums from Lessee, including reasonable attorneys' fees, (iii) Lessor may recover actual damages from Lessee and/or (iv) Lessor may discontinue any and all services provided to Lessee hereunder. All rights and remedies of Lessor under this Sublease shall be cumulative and in addition to any other rights or remedies available at law or in equity. No failure by Lessor to exercise any right or remedy or to insist upon strict performance following a default by Lessee shall constitute a waiver of such default by Lessor. Lessee hereby releases Lessor, it affiliates, subsidiaries, employees, agents, principals and contractors from any liability for damages that Lessee may suffer as a result or Lessor's suspension or services under this Section 8.

9. Subletting, Assignment. Lessee shall not assign this Sublease or sublet the Premises or any part thereof for any period of time except that (i) Lessee may assign this Sublease or sublet the Premises with Lessor's and Master Lessor's prior written consent, and (ii) Lessee may assign this Sublease or sublet the Premises without the prior written consent of Lessor (but subject to any applicable consent or approval of Master Lessor under the Master Lease) (a) to a purchaser of all or substantially all the assets of Lessee located at the Premises, (b) to a corporation surviving Lessee in the event of a merger and
(c) to a subsidiary or affiliated entity. For any assignment, Lessee shall remain obligated hereunder unless Lessor shall consent otherwise. Any subletting or assignment of this Sublease in a manner inconsistent herewith shall be void and shall, at the option of Lessor, terminate this Sublease. In such event, Lessee





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
shall be liable for any expenses Lessor may incur in regaining possession of the Premises.

10.      Representations and Warranties of Lessor

         10.1 Lessor represents and warrants to Lessee as of the date hereof that the copy of the Master Lease attached hereto as Exhibit A is true and correct and contains all amendments or modifications thereto, the Master Lease is in full force and effect and all material obligations of both Master Lessor and Lessor thereunder that have accrued to date have been satisfied.

         10.2 Lessor represents that this Sublease does not violate any provision of the Master Lease, and that no provisions of this Sublease are in conflict with any of the provisions of the Master Lease.

         10.3 Lessor represents and warrants the following with respect to environmental matters affecting the Premises:

         (a) To Lessor's knowledge, Lessor holds and is in material compliance with all permits, certificates, licenses, approvals, registrations and authorizations ("Permits") required under all Environmental Laws applicable to all equipment and operations being conducted by Lessor on the Premises, Lessee Controlled Area, and common areas and facilities under the control of Lessor that Lessee will be entitled to use, including those relating to any Hazardous Substances, and all such Permits are in full force and effect and are listed in Exhibit C. The Lessor has made timely applications for renewal of all such Permits to maintain such permits in full force and effect.

         (b) To Lessor's knowledge, as of the date hereof the Premises and all equipment and operations being conducted by Lessor on the Premises, the Lessee Controlled Area, and common areas and facilities under the control of Lessor that Lessee will be entitled to use are in material compliance with applicable Environmental Laws.

         (c) To Lessor's knowledge, none of the Premises, the Lessee Controlled Area, the common areas and facilities under the control of Lessor and the Lessor in connection with any location at 2100 Northwest 62 Street are subject to any notice, enforcement, proceeding, investigation or action relating to violations of, or that create liability under, Environmental Laws by any governmental entity or third party, except as noted in the Phase I Environmental Site Assessment dated November 1996 prepared for AlliedSignal, Inc. by Geraghty & Miller, Inc. (the "Phase I Report").

         (d) To Lessor's knowledge, Lessor has not caused, and 2100 Northwest 62 Street does not contain, any release or threatened release of Hazardous





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
Substances that requires response, removal, remedial, or corrective actions under any Environmental Laws, and 2100 Northwest 62 Street is not subject to any notice, enforcement, proceeding, investigation or action relating to any such releases or threatened releases, except as noted in the Phase I Report.

         (e) To Lessor's knowledge, the Premises, the Lessee Controlled Area, and common areas and facilities under the control of Lessor that Lessee will be entitled to use have no polychlorinated biphenyls, except as noted in the Phase I Report.

         (f) To Lessor's knowledge, Lessor has received no notification that it may be responsible or liable for any off-site treatment or disposal of materials from the Premises at an off-site location, except for the Wingate Road Landfill Superfund Site.

         (g) To Lessor's knowledge, there are no conditions or occurrences at the Premises, Lessee Controlled Area, or common areas and facilities under control of Lessor or elsewhere in the Building, or at any other location at 2100 Northwest 62 Street, including groundwater or soil, which could materially adversely affect Lessee's operations, except as noted in the Phase I Report. Nothing in this representation shall detract from Lessor's rights under Section 19.4.

         (h) Lessor's environmental health and safety policies (as applicable to the Building and the Premises) are not in conflict with applicable Environmental Laws.

         (i) The environmental controls, equipment and permits at the Premises, including the wastewater treatment plant, are adequate to comply with Environmental Laws based on the operating requirements and volumes currently employed by Lessor.

         For purposes of this Sublease, "Environmental Law" shall mean any federal, state, or local statute, regulation, order, directive or other requirement of a governmental authority, as well as common law, relating to protection of public health, safety, and the indoor or outdoor environment or to the management of Hazardous Substances, and includes by way of example and without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; The Clean Air Act, 42 U.S.C.
Section 7401 et seq.; The Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; The Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; The Florida Environmental Control Statute, Fla. Stat. Section 403, and the Florida Pollutant Discharge Prevention and Removal Statute, Fla. Stat. Section
376. For purposes of this Sublease, "Hazardous Substances" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is regulated by, or creates liability under, Environmental Law, or is hazardous or toxic and includes, without limitation, petroleum (including crude oil or any fraction thereof).





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
         10.4 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SUBLEASE, OR IN ANY OTHER COMMUNICATIONS BETWEEN THE PARTIES ORALLY OR IN WRITING, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT LESSOR MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS SUBLEASE OR THE MASTER AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO THE BUILDING, PREMISES, OR ANY OTHER PROPERTIES OR ASSETS OF LESSOR. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SUBLEASE OR THE MASTER AGREEMENT, THE BUILDING AND THE PREMISES ARE BEING PROVIDED ON AN "AS IS" BASIS.

11. Representations and Warranties of Lessee and Lessor. Lessee and Lessor each represents and warrants to the other that it has full right, power, and authority, without the consent of any person, to execute and deliver this Sublease. All actions required to be taken to authorize the execution, delivery and performance of this Sublease have been duly and properly taken.

12. Notices. Notices provided under this Sublease shall be in writing and sent by confirmed facsimile, personal delivery or overnight delivery service to the addresses specified in or pursuant to the terms of the Master Agreement and shall be effective as specified in the Master Agreement. Lessor shall promptly, and in any event within 48 hours of Lessor's receipt thereof, forward to Lessee any notice or communication received from the Master Lessor under or relating to the Master Lease that is applicable to this Sublease.

13. Successors and Assigns. The provisions of this Sublease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto, subject to the terms of Section 9.

14. Repairs. Lessee is obligated to pay for the repair of any damage to the Premises, any personal property, fixtures or improvements located therein caused by it or by any of its employees, agents, or invitees. Lessee shall quit and surrender the Premises at the expiration or earlier termination of this Sublease, without further notice, in as good condition as when received, ordinary wear and tear only excepted, and shall not make any alterations, additions or improvements to the Premises without the prior written consent of Lessor and Master Lessor, which shall not be unreasonably withheld or delayed. All alterations, additions and improvements which may be made by either of the parties hereto upon the Premises shall be the property of Lessor and shall remain upon and be surrendered with the Premises without cost to Lessor, or at Lessor's election, shall be removed by Lessee and the Premises restored to its condition as when received. Lessor shall restore to its original condition all alterations,





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
additions and improvements to the Lessee Controlled Area upon the request of Lessee. Lessee may not deduct or offset any amount from rent due herein because of any problem regarding construction, maintenance, repairs or lack thereof to the Building or the Premises. Lessee is responsible for, and shall indemnify and hold Lessor and Master Lessor harmless from and against, any damage to persons or property caused by Lessee, or Lessee's employees, agents, clients, guests or invitees. Lessor is responsible for and shall indemnify and hold Lessee harmless from and against any damage to persons or property caused by Lessor, Lessor's employees, agents, clients, guests or invitees (other than Lessee or Lessee's employee, agents, clients, guests or invitees). Neither party shall be liable to the other for consequential damages or lost profits.

15. Right of Entry. Lessor reserves the right at all reasonable times, following notice given by Lessor to Lessee a reasonable time in advance, to enter the Premises to: (i) inspect, alter, improve or repair the Premises or permit Master Lessor to alter, improve or repair the Building or the Premises;
(ii) permit the performance of janitorial services and other services of Lessor and Master Lessor; (iii) take possession due to any breach of this Sublease;
(iv) perform any covenants which Lessee fails to perform; and (v) act in the case of an emergency. Notwithstanding the foregoing, prior notice shall not be required for emergencies or for maintenance or other personnel requiring regular access to the Premises, subject to reasonable mutually agreed upon access procedures such as key cards or badges.

16. Utilities, Services, Maintenance and Construction. During the term of this Sublease, Lessor shall be responsible for and shall provide to Lessee and the Premises the shared services identified on Exhibit D. Lessee may terminate the provision of any such shared service during the term of this Sublease upon sixty (60) days prior written notice to Lessor. Lessor shall be compensated for such shared services through the payment of rent as provided in Section
7.1. If Lessee terminates the provision of any shared service as specified above, the rent payable under Section 7.1 shall be appropriately reduced for the period after such service is no longer provided.

17. Other Shared Services. Lessee hereby agrees to provide during the term of this Sublease receiving dock services for Lessor which services shall include, but not be limited to, the following:

         17.1 Receiving and labeling on behalf of Lessor any and all incoming goods;

         17.2 Entering all incoming goods into the tracking system provided by Lessor; and

         17.3    Identifying and segregating Lessor's incoming goods.





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
         Lessee agrees to utilize third party shipping services currently contracted by Lessor and described on Exhibit E for all shipping requirements. Lessor shall reimburse Lessee for Lessor's proportionate use (based on Lessee's actual cost) of such receiving dock services and shipping services within forty-five (45) business days of Lessor's receipt of Lessee's invoice for such services.

18. Indemnity. The following indemnification provision shall not apply to environmental and related matters; indemnity for all such matters is addressed in Section 19: Lessee hereby agrees to indemnify, defend and hold harmless Lessor and Master Lessor from and against any loss, cost, damage or expense, net of any reimbursement or recovery of any such loss, cost, damage or expense received by Lessor or Master Lessor from any source, and attorneys' fees, that Lessor or Master Lessor may incur, directly or indirectly, as a result of or by virtue of any breach of or inaccuracy in any representation or warranty, covenant, or agreement of Lessee herein. Lessor hereby agrees to indemnify, defend and hold harmless Lessee and Master Lessor from and against any loss, cost, damage or expense, net of any reimbursement or recovery of any such loss, cost, damage or expense received by Lessee or Master Lessor from any source, and attorneys' fees, that Lessee or Master Lessor may incur, directly or indirectly, as a result of or by virtue of any breach of or inaccuracy in any representation or warranty, covenant, or agreement of Lessor herein. The parties' obligations under this Section 18 shall survive any assignment, transfer or termination of this Sublease.

19.      Environmental Provisions.

         19.1 General Compliance Obligation. Lessee shall, at its sole cost and expense, materially comply with all federal, state and local Environmental Laws applicable to the Lessee's equipment and operations at the Premises and in Common Areas Controlled by Lessee. Lessee shall take all reasonable actions necessary to timely respond to any violation of Environmental Laws caused by Lessee, including, but not limited to, if applicable, notifying the appropriate parties, obtaining proper permits or licenses, implementing actions to correct a violation, remediating any contaminated areas required to be remediated by Environmental Laws or Lessor's health, safety and environmental policies, and defending itself against any type of enforcement action, lawsuit or claim by any person or entity not a party to this Sublease.

         19.2 Permits. Lessee shall obtain all necessary permits, licenses or other approvals or concurrences from the proper permitting authorities required under all applicable Environmental Laws for the conduct of any of Lessee's operations at the Premises by the effective date of this Sublease. To the extent allowed by law and with the consent of Lessor, Lessee may, at its sole cost and expense, seek the transfer from Lessor of any existing permits that will be required for Lessee to lawfully continue operations at the Premises on the effective date of this lease.





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
         19.3 Indemnification. Lessee agrees to indemnify, protect, hold harmless and defend Lessor and Master Lessor from and against all liabilities, losses, claims, demands, costs and expenses (collectively, "Liability"), including, but not limited to, fines, court costs, reasonable attorneys' fees, and costs of remediation and repairs, that are caused by or arise out of Lessee's (or Lessee's employees, agents, contractors or anyone acting on Lessee's behalf) use, handling, generation, storage, spillage, release or discharge of any Hazardous Substance at, on or under the Premises or the Building, or any other action or operation by Lessee (or Lessee's employees, agents, contractors or anyone acting on Lessee's behalf) that constitutes a violation of Environment Law, except for Liability directly caused by Lessor's or Master Lessor's instructions, directions, rules, regulations or policies or by Lessor's or Master Lessor's failure to comply with its obligations under this Sublease. Lessor agrees to indemnify, protect, and hold harmless, and defend Lessee from and against all liabilities, losses, claims, demands, costs, and expenses, including, but not limited to, fines, court costs, reasonable attorneys' fees, and costs of investigation, remediation and repairs, relating to: (i) breaches of the Lessor's representations or warranties in Section 10.3, or (ii) actions, operations, violations, events, or conditions relating to environmental matters, including, but not limited to, on-site or off-site releases or threatened releases, or arrangements for off-site treatment or disposal (including but not limited to all liability and responsibility for the Wingate Landfill): (a) which exist prior to the date hereof, whether caused by on-site or off-site sources; (b) which arise subsequent to the date hereof and are caused by Lessor or any person (whether on-site or off-site) other than Lessee (or Lessee's employees, agents, contractors or other persons acting on Lessee's behalf). This indemnification shall supersede any provisions of permits to be obtained by Lessee to the effect that a transferee retains liability for violations resulting from a transferors activities. Lessor and Lessee acknowledge that liabilities for environmental matters could arise that are jointly caused by Lessor and Lessee, in which case, the relative responsibility for any indemnification hereunder shall be determined on the basis of relative fault of the parties.

         19.4 Right of Access. Lessor shall have an irrevocable right of reasonable access to the Premises and Lessee Controlled Area, after reasonable notice to Lessee, for the purpose of performing any necessary investigations, tests or remedial actions related to confirmed or suspected violations of Environmental Laws at, on or under the Premises or the Lessee Controlled Area. In exercising its right of access under this paragraph, Lessor agrees to use its best efforts not to interfere unreasonably with Lessee's operations and to indemnify and hold harmless Lessee from damage to persons or property, not including any consequential damages, caused by or arising from such access, investigations, tests or remediation work.

         19.5 Hazardous Waste Storage Area. As noted in Section 1, the Premises shall not include the Storage Area C indicated on Exhibit B. Lessee shall ensure that access to Storage Area C is not impeded by any of Lessee's equipment or operations.





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
Lessee and Lessor acknowledge that at Closing, the area intended to be used by Lessee for the storage of hazardous substances (Storage Areas A and B on Exhibit B) may not be ready for immediate use. Lessor hereby temporarily grants Lessee a limited right to the use of Storage Area C under the following conditions:

         (a) Lessee shall comply with all federal, state and local Environmental Laws, as well as with Lessor's procedures and policies, applicable to the handling and storage of hazardous materials in Storage Area
C. Lessee shall, at its sole cost and expense, arrange for the proper disposal of all of its hazardous wastes under its own United States Environmental Protection Identification Number.

         (b) the indemnification rights in Section 19.3 hereof shall apply to Lessee's and Lessor's use of Storage Area C under this Section 19.5.

         (c) Lessor shall have the right to inspect, review and audit Lessee's practices and procedures regarding the handling and storage of hazardous materials in Storage Area C.

         (d) In the event Lessor or Lessee observes any violations or potential violations by Lessee, or Lessee's agents, of federal, state or local Environmental Laws, or of Lessor's procedures and policies, applicable to the handling and storage of hazardous materials in Storage Area C, Lessee shall take immediate steps to correct or to prevent such violations.

         (e) Lessee shall diligently proceed with the preparation of Storage Areas A and B for use as Lessee's own hazardous substance storage area. Upon the request of the Lessor, shall inform Lessor of the status of such preparations.

         (f) Lessee' right to the use of Storage Area C shall terminate when Storage Areas A and B are ready and approved for use by Lessee, or four (4) months from Closing, whichever is earlier.

         19.6 Waste Water Treatment Facility. As provided for in Section 1, part of the Premises includes a waste water treatment facility, identified on Exhibit B hereto (hereinafter referred to as the "Waste Water Treatment Facility" or the "Facility"). As required by Sections 19.2 and 19.1, Lessee shall obtain the necessary permits or transfer the existing permit to operate the Facility and shall operate the Facility in material compliance with all applicable Environmental and other laws. Lessee hereby acknowledges that certain portions of the Building are connected to the sewer servicing the property. In the event that Lessee's non-compliance with any Environmental Laws results in Lessor being unable to use the sewer lines servicing the property, Lessee shall immediately take all actions necessary to correct the problem and to restore Lessor's ability to use the sewer lines and indemnify and hold harmless Lessor as provided in Section 19.3. If the use of the sewer lines by Lessor or any other occupant of the Building other than Lessee (or Lessee's employees, agents, contractors or invitees) results in Lessee being unable to use the sewer lines servicing the Premises, Lessor shall immediately take all actions necessary to correct the problem and to restore Lessee's ability to use the sewer lines and indemnify and hold harmless Lessee as provided in Section 19.3.

         19.7 Asbestos. The parties acknowledge the presence on the Premises of various asbestos-containing materials ("ACMs"). During the "Fitup Period" provided for in Exhibit F, attached hereto and incorporated herein by this reference, Lessor shall be responsible, at its sole cost and expense, for managing, abating or controlling any ACMs affected by the work specified in Exhibit F. Notwithstanding Section 19.3, after the work specified in Exhibit F is completed, Lessee shall be responsible, at its sole cost and expense, for managing, abating or controlling any ACMs remaining on the Premises if necessary as a result of physical changes to the Premises made by Lessee and if required by applicable Environmental Laws. Lessor shall indemnify Lessee and hold Lessee harmless from any and all liability and expense resulting from any injury or legal or regulatory action resulting from or arising in connection with the presence of ACMs in the Premises or the Lessee Controlled Area, unless Lessee has responsibility to manage, abate, and control ACMs pursuant to the previous sentence. Lessor shall indemnify Master Lessor and hold Master Lessor harmless from any and all liability and expense resulting from any injury or legal or regulatory action resulting from or arising in connection with the presence of ACMs in the Premises or the Lessee Controlled Area, unless Master Lessor has such responsibility under the Master Lease.

         19.8 Permits on Termination. Upon termination of this Sublease, and if requested by Lessor, Lessee shall take all necessary steps to ensure the timely transfer to Lessor of any then-existing permits, licenses or approvals under Environmental Laws, that are in Lessee's name and relate to the Premises.

         19.9 Survival. The parties' obligations under this Section 19 shall survive any assignment, transfer or termination of this Sublease.

         19.10 Cooperation. Lessor shall reasonably cooperate in providing to Lessee all documents and information regarding environmental compliance or liabilities relating to the Premises, Lessee Controlled Area, or common areas and facilities under the control of Lessor, the Building, and 2100 Northwest 62 Street reasonably requested by Lessee that could materially and adversely affect Lessee's operations of the Business (as defined in the Master Agreement) or could result in a claim against Lessee.

20. Health and Safety. Lessee and Lessor shall at all times comply with all health and/or safety laws, regulations and policies applicable to the Premises and Lessee Controlled Area. To further ensure a safe and healthy work environment, Lessee shall comply in all material respects with the requirements of AlliedSignal's health, safety and environmental policies and practices, to the extent applicable to the Premises and Common Areas. Lessor shall have the right to review and/or audit Lessee's health, safety and environmental procedures and policies, including the right to inspect permits, reports, manuals, equipment, work areas and storage areas (including the chemical and hazardous waste storage areas) to determine Lessee's compliance with all applicable health, safety and environmental laws. Lessee shall reasonably cooperate with any such reviews or audits and shall work with Lessor to correct any deficiencies.

21. Entire Agreement, Merger and Waiver. This Agreement supersedes and cancels any and all previous negotiations, arrangements, offers, agreements or understandings, if any, between the parties hereto with respect to the lease of Lessor's facilities in Florida except for those contained in the Master Agreement and the Transition Services Agreement. This Agreement together with the Exhibits, which are incorporated herein, expresses and contains the entire agreement of the parties hereto and there are no express or implied representations, warranties or agreements between them, except as herein contained. This Agreement may not be modified, amended or supplemented except by a writing signed by both Lessor and Lessee. No consent given or waiver made by Lessor of any breach by Lessee of any provision of this Agreement shall operate or be construed in any manner as a waiver of any subsequent breach of the same or of any other provision.

22. Master Lessor Consent. The validity of this Sublease shall be subject to the Master Lessor's prior written consent and approval of the Lessee and of the terms of this Sublease pursuant to the terms of the Master Lease; such consent is a condition precedent to the effectiveness of this Sublease. If Master Lessor rejects the Lessee this Sublease shall be deemed to be canceled and shall be of no force or effect. Lessee agrees to cooperate with Lessor and promptly provide to Lessor all materials and information required by Master Lessor in connection with its determination of whether to consent to this Sublease.

23. Arbitration. Except for any controversy, claim or dispute arising under Section 19, any controversy, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively "Dispute"), shall be determined by arbitration in Phoenix, Arizona before a sole arbitrator. The following shall apply to any such arbitration:

         23.1 The arbitration shall be administered by the American Arbitration Association ("AAA") pursuant to its Commercial Rules and Supplementary Procedures for Large, Complex Disputes.

         23.2 The arbitrator shall not be an officer, employee, director or affiliate of any party hereto or of its affiliates. If the parties are unable to agree on an arbitrator within 30 days of the filing of the Demand for Arbitration, an arbitrator shall be selected pursuant to the rules and procedures of the AAA.

         23.3 Any party may seek from any court interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator or pending the arbitrator's determination of the merits of the controversy.

         23.4 The parties shall bear their own costs and expenses, including attorneys' fees, but the arbitrator may, in the award, allocate all of the administrative costs of the arbitration, including the fees of the arbitrator and mediator, against the party who did not prevail.

         23.5 The arbitration award shall be in writing and shall specify the factual and legal bases for the award. Judgment on the award may be entered in any court having jurisdiction.

24. Governing Law. The validity, interpretation and construction of this Agreement, and all other matters related to the Agreement, shall be interpreted and governed by the laws of the State of Florida.

25. Headings. The headings herein used are for convenience purposes only and shall not be used to construe the meaning of this Agreement in any respect.

26. Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void, or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

27. No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

28. Counterparts. This Sublease may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29. Option to Terminate. Neither Lessor nor Lessee shall exercise the option to terminate the Master Lease contained in Paragraph C-21.1 of Exhibit C of the Master Lease with the prior written consent of the other party.

30.      Insurance.

         30.1    Employer.  Lessee shall maintain at all times during the Term
(i) workers' compensation insurance that shall fully comply with the statutory requirements of all applicable state and federal laws covering all personnel employed by Lessee at the Premises; (ii) employers' liability insurance coverage on all personnel employed by Lessee at the Premises in the following minimum amounts: at least one million dollars ($1,000,000) per accident for bodily injury and one million dollars ($1,000,000) per employee/aggregate for disease; and (iii) unemployment insurance for all personnel employed by Lessee at the Premises in full compliance with state and federal law.

         30.2 General Liability Insurance. Lessor represents and warrants that it has in effect, and agrees to maintain in effect during the Term, comprehensive general liability insurance to protect it and Lessee and the Lessee's directors, officers, employees and affiliates in connection with matters for which Lessor is responsible hereunder. Lessee represents and warrants that it has in effect, and agrees to maintain in effect during the Term, comprehensive general liability insurance to protect it and Lessor and Lessor's directors, officers, employees and affiliates in connection with matters for which Lessee is responsible hereunder. Limits for such general liability insurance shall in no event be less than one million dollars ($1,000,000) per occurrence and five million dollars ($5,000,000) in aggregate for bodily injury and property damage, combined single limit coverage.

         30.3 Endorsements. Other than the worker's compensation policy, each insurance policy shall name Lessor (and Master Lessor) or Lessee, as the case may be, as an additional insured, and all policies shall contain a provision whereby the insurer agrees not to alter or cancel the coverage without at least thirty (30) days' prior written notice to Lessor or Lessee, as the case may be. Neither Lessor nor Lessee shall be liable for the payment of any premiums associated with the insurance to be required of the other hereunder.

         30.4 Certificates of Insurance. Lessor and Lessee shall each provide to the other certificates, in duplicate, evidencing the above-required insurance promptly upon execution of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written, by their duly authorized representatives.


"LESSOR"                                           ALLIEDSIGNAL INC.,
                                                   a Delaware corporation,


                                                   By: /s/ Phillip E. Hammond
                                                       ----------------------
                                                   Title: Director, Real Estate


"LESSEE"                                           EFTC CORPORATION,
                                                   a Colorado corporation


                                                   By: /s/ Stuart Fuhlendorf
                                                       ---------------------
                                                   Title:Chief Financial Officer

                                   EXHIBIT A

                                  MASTER LEASE

                                   EXHIBIT B

                                    PREMISES

                                   EXHIBIT C

                             ENVIRONMENTAL PERMITS

                                   EXHIBIT D

                                EXPENSE SHARING

                                   EXHIBIT E

                          SHIPPING SERVICES CONTRACTS

                                   EXHIBIT F

                               FIT UP PROVISIONS